EXHIBIT 99.2


Q & A

1. Why did Transport America decide to look at strategic alternatives?
     o An important responsibility of the Board is to maximize shareholder value.
     o To do this, they must periodically review strategic alternatives for the business and company.
     o In June, the Board hired the investment banking firm of Stephens, Inc. to conduct an assessment of the company and strategic alternatives to maximize shareholder value.
     o After lengthy study and deliberation, the outcome was the decision to seek a business combination and the Goldner Hawn Johnson & Morrison (GHJ&M) option was chosen.

2. Does management support this merger?
     o Absolutely. The merger will provide an excellent return for our investors, involve only limited disruption to the business and its employees, and permit Transport America the opportunity to retain its identity and transportation heritage.

3. Will the company be taking on more debt as part of this merger?
     o    Yes, but the debt levels will be manageable.
     o The reputation of GHJ&M is that of careful, prudent investors. They do not want to over borrow in a transaction.

4. What will be the immediate impact on the business if the merger takes place?
     o Essentially, it will be business as usual. It is our intent to profitably grow the business.
     o GHJ&M is relying on the expertise of our employees to continue to enhance the progress we have made over the last 3 to 4 years.

5. Who will run the company?
     o    The current management team will continue to run the Company.
     o We are counting on all employees to support and participate in the growth and success of the Company.

6. Will our benefit programs be affected?
     o No. Transport America would remain intact along with all its programs. That is one of the reasons we liked this alternative.
     o The one exception will be the Employee Stock Purchase Plan, which will be terminated since we will no longer be a public entity.


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7. How will our customers react to the news?
     o We have a strong base of core customers and relationships. We do not anticipate any major changes in those relationships.
     o It will be up to us to continue to manage those relationships in our normal, excellent style.

8. Will GHJ&M support our current business strategies?
     o Yes. They are interested in the Company because of the progress we have made and the potential for the future.
     o They recognize the issues we have been experiencing in our driver shortage and support continued efforts to rectify the situation.

9. Will they have realistic expectations for business growth?
     o    Yes. They are patient investors.

10. Will there be a Board of Directors?
     o    Yes, but somewhat less formal than a public company.

11. What is the timeline for completion of the merger?
     o The first step will be to file the merger proposal with the Federal government, under the Hart-Scott-Rodino regulatory process. Then, a proxy statement will be sent to shareholders for a vote of approval. A single majority of the shareholders have to vote in favor of the merger for it to be confirmed.
     o    We expect the transaction to close in the First Quarter of 2006

12. Could another company offer a higher bid during the closing period of the transaction?
     o That is always a possibility, however the Board and the Management team are in full support of the transaction. It is our joint desire to consummate the agreement.



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